EXHIBIT NO. 11

                      BUREAU OF ELECTRONIC PUBLISHING, INC.

                    CALCULATION OF NET LOSS PER COMMON SHARE


                                                                 Six Months            Six Months
                                                             Ended June 30, 1996   Ended June 30, 1995
                                                             -------------------   -------------------
Net loss                                                        $  (1,972,379)        $(1,195,953)
                                                                =============         ===========

Weighted average number of common shares outstanding                3,028,387           1,668,543
Stock options and warrants issued prior to initial public
offering at prices less than initial public offering price              9,322              56,623
                                                                =============         ===========

Other stock options and warrants (a)                                        0                   0
                                                                =============         ===========
Total weighted average common shares and equivalent
common shares                                                       3,037,309           1,725,166
                                                                =============         ===========

Loss per share                                                  $       (0.65)        $     (0.69)
                                                                =============         ===========


(a) Stock options and warrants issued subsequent to December 31, 1994 were not dilutive and accordingly not considered in the calculation above.

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